UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Marvel Enterprises, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   57383M-10-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                John N. Turitzin
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-6873
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                October 16, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


769015.1

---------------------
CUSIP No. 57383M-10-8              SCHEDULE 13D
---------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Zib Inc.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*
                              OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                           / /

--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
                 7 SOLE VOTING POWER
                        None
NUMBER OF     ------------------------------------------------------------------
SHARES           8 SHARED VOTING POWER
BENEFICIALLY            33,001,201   (See Item 5)
OWNED BY EACH ------------------------------------------------------------------
REPORTING        9 SOLE DISPOSITIVE POWER
PERSON WITH             9,256,000
              ------------------------------------------------------------------
                10 SHARED DISPOSITIVE POWER
                        None
               -----------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       33,001,201   (See Item 5)
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                        /  /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       71.7%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


769015.1

---------------------
CUSIP No. 57383M-10-8              SCHEDULE 13D
---------------------


--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Issac Perlmutter T.A.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*
                              OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                           / /

--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

                 Florida
--------------------------------------------------------------------------------
                 7 SOLE VOTING POWER
                        None
NUMBER OF     ------------------------------------------------------------------
SHARES           8 SHARED VOTING POWER
BENEFICIALLY            33,001,201   (See Item 5)
OWNED BY EACH ------------------------------------------------------------------
REPORTING        9 SOLE DISPOSITIVE POWER
PERSON WITH             9,256,000
              ------------------------------------------------------------------
                10 SHARED DISPOSITIVE POWER
                        None
               -----------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       33,001,201   (See Item 5)
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                        /  /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       71.7%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


769015.1

---------------------
CUSIP No. 57383M-10-8              SCHEDULE 13D
---------------------


--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Object Trading Corp.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*
                              OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                           / /

--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
                 7 SOLE VOTING POWER
                        None
NUMBER OF     ------------------------------------------------------------------
SHARES           8 SHARED VOTING POWER
BENEFICIALLY            33,001,201   (See Item 5)
OWNED BY EACH ------------------------------------------------------------------
REPORTING        9 SOLE DISPOSITIVE POWER
PERSON WITH             3,662,573
              ------------------------------------------------------------------
                10 SHARED DISPOSITIVE POWER
                        None
               -----------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       33,001,201   (See Item 5)
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                        /  /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       71.7%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


769015.1

---------------------
CUSIP No. 57383M-10-8              SCHEDULE 13D
---------------------


--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       The Laura & Issac Perlmutter Foundation Inc.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*
                              OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                           / /

--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

                 Florida
--------------------------------------------------------------------------------
                 7 SOLE VOTING POWER
                        None
NUMBER OF     ------------------------------------------------------------------
SHARES           8 SHARED VOTING POWER
BENEFICIALLY            33,001,201   (See Item 5)
OWNED BY EACH ------------------------------------------------------------------
REPORTING        9 SOLE DISPOSITIVE POWER
PERSON WITH             250,000
              ------------------------------------------------------------------
                10 SHARED DISPOSITIVE POWER
                        None
               -----------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       33,001,201   (See Item 5)
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                        /  /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       71.7%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


769015.1

---------------------
CUSIP No. 57383M-10-8              SCHEDULE 13D
---------------------


--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Isaac Perlmutter
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*
                              PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                           / /

--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.
--------------------------------------------------------------------------------
                 7 SOLE VOTING POWER
                        None
NUMBER OF     ------------------------------------------------------------------
SHARES           8 SHARED VOTING POWER
BENEFICIALLY            33,001,201   (See Item 5)
OWNED BY EACH ------------------------------------------------------------------
REPORTING        9 SOLE DISPOSITIVE POWER
PERSON WITH             13,168,573
              ------------------------------------------------------------------
                10 SHARED DISPOSITIVE POWER
                        None
              ------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       33,001,201   (See Item 5)
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                        /  /
--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       71.7%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
                       IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


769015.1

---------------------
CUSIP No. 57383M-10-8              SCHEDULE 13D
---------------------


          This Amendment No. 1 to Schedule 13D amends and supplements the original Schedule 13D, dated October 13, 1998, which was filed with the Securities and Exchange Commission (the "Commission") on October 13, 1998 on behalf of (1) Zib Inc., a Delaware corporation, (2) the Isaac Perlmutter T.A., a Florida trust, (3) Object Trading Corp., a Delaware corporation, (4) the Laura & Isaac Perlmutter Foundation Inc., a tax-exempt Florida not-for-profit corporation, and (5) Isaac Perlmutter with respect to the ownership of Common Stock of Marvel Enterprises, Inc. (the "Company"). All capitalized terms not defined in this amendment have the same meaning here as in the original 13D.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented by adding the following:

          On October 16, 1998, the Stockholders' Agreement and the Registration Rights Agreement were finalized and delivered by the parties thereto. Copies of the Stockholders' Agreement and the Registration Rights Agreement are attached hereto as Exhibit 1 and Exhibit 2, respectively, and are incorporated herein by reference.


Item 7.  Material to Be Filed as Exhibits.

Item 7 is hereby amended and restated to read as follows:

1    --    Stockholders' Agreement, dated as of October 1, 1998, by and among the Investor Group, the Lender Group and the Company (incorporated by reference to Exhibit 99.4 of the Company's Current Report on Form 8-K/A (Commission File No. 1-13638) filed with the Commission on October 16, 1998).

2    --    Registration Rights Agreement, dated as of October 1, 1998, by and among certain of the Reporting Persons, the Company and certain other parties (incorporated by reference to Exhibit 99.5 of the Company's Current Report on Form 8-K/A (Commission File No. 1-13638) filed with the Commission on October 16, 1998).



769015.1

                                    SIGNATURE

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  October 20, 1998

                                          ZIB INC.


                                          By: /s/ Isaac Perlmutter
                                              ------------------------------
                                              Name:  Isaac Perlmutter
                                              Title:  President



                                         ISAAC PERLMUTTER T.A.


                                         By:   /s/ Isaac Perlmutter
                                               -----------------------------
                                               Isaac Perlmutter, Trustee



                                        OBJECT TRADING CORP.


                                        By:   /s/ Isaac Perlmutter
                                              ------------------------------
                                              Name:  Isaac Perlmutter
                                              Title:  President



                                        THE LAURA & ISAAC PERLMUTTER
                                        FOUNDATION INC.


                                        By:  /s/ Isaac Perlmutter
                                             -------------------------------
                                             Name:  Isaac Perlmutter
                                             Title:  President




                                             /s/ Isaac Perlmutter
                                             -------------------------------
                                             Isaac Perlmutter

769015.1